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                                                                     EXHIBIT 8.1


                       [WYATT, TARRANT & COMBS LETTERHEAD]


                                 June 19, 1998



Board of Directors
Union Planters Corporation
7130 Goodlett Farms Parkway
Memphis, Tennessee  38018

Gentlemen:

         We have acted as counsel to Union Planters Corporation, a Tennessee corporation ("UPC"), in connection with (i) the proposed merger (the "Merger") of Duck Hill Bank, a Mississippi corporation ("DHB"), with and into Union Planters National Bank, a Tennessee corporation and a wholly-owned second-tier subsidiary of UPC ("UPB"), pursuant to the terms of the Reorganization Agreement and Agreement to Merge by and between UPC, UPB, Union Planters Holding Corporation, a Tennessee corporation and the sole shareholder of UPB and a wholly owned subsidiary of UPC ("Holdings") and DHB dated November 6, 1997 (the "Merger Agreement") and related Agreement to Merger between UPC, UPB and DHB (collectively, the "Plan of Reorganization"), and (ii) the filing of the registration statement by UPC on Form S-4 (together with all amendments and exhibits thereto through the date hereof, the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"), covering the shares of UPC Common Stock to be issued pursuant to the Plan of Reorganization. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Registration Statement.

         In rendering this opinion we have examined such documents as we have deemed relevant or necessary, including without limitation, the Plan of Reorganization and the Registration Statement. In our examination, we have assumed the genuineness of all signatures, the due execution and delivery of all documents, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or copies, and the authenticity of the originals of such copies.

         As to factual matters, in rendering this opinion, we have relied solely on and have assumed the present and continuing truth and accuracy of (i) the description of the facts relating to the Merger contained in the Plan of Reorganization and Registration Statement, (ii) the factual representations and warranties contained in the Plan of Reorganization and Registration Statement and related documents and agreements, and (iii) the factual matters addressed by representations from certain executive officers of UPC, Holdings, UPB and DHB contained in letters to us dated June 17, 1998, copies of which are attached as Exhibit A and Exhibit B to this opinion (the "Representation Letters"). The Representation Letters address various factual matters relevant to the qualification of the Merger as a tax-



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deferred reorganization under Section 368(a) of the Internal Revenue Code of
1986, as amended (the "Code"). The initial and continuing truth and accuracy of all such factual matters constitutes an integral basis for, and a material condition to, this opinion.

         The scope of this opinion is limited strictly to the matters set forth below and no other opinion may be implied or inferred beyond such matters. Without limiting the foregoing sentence, we express no opinion as to (i) any of the local, state, foreign or other federal tax consequences resulting from the Merger, (ii) the federal income tax consequences to shareholders of DHB subject to special rules under the Code, such as foreign persons, tax-exempt organizations, insurance companies, financial institutions, dealers in stocks and securities, and persons who do not own such stock as a capital asset, (iii) the federal income tax consequences affecting shares of DHB Common Stock acquired upon exercise of stock options, stock purchase plan rights or otherwise as compensation; (iv) the tax consequences to holders of warrants, options or other rights to acquire shares of DHB Common Stock; (v) the tax consequences of the parties to the Merger Agreement of the inclusion in income of the amount of the bad-debt reserve maintained by DHB and any other amounts resulting from any required change in accounting methods; and (vi) the tax consequences of the parties to the Merger Agreement of any income and deferred gain recognized pursuant to Treasury Regulations issued under Section 1502 of the Code.

         You should note that this opinion represents only our best judgement as to the expected federal income tax consequences of the Merger and is not binding on the Internal Revenue Service ("IRS") or the courts. You should also note that there is a lack of clear legal precedent dealing with the tax characterization of the Merger. The IRS may challenge the conclusions stated in this opinion and the shareholders of DHB may incur the cost and expenses of defending positions taken by them with respect to the Merger. A successful challenge by the IRS could have material adverse consequences to the parties to the Merger, including shareholders of DHB and indirectly UPC.

         Subject to the qualifications, assumptions and conditions provided herein, we are of the opinion that:

         1. For federal income tax purposes, the Merger will be viewed as an acquisition by UPC of substantially all of the assets of DHB solely in exchange for UPC Common Stock and the assumption of all of the liabilities of DHB followed by (i) the transfer of the assets and all of the liabilities acquired from DHB by UPC to Holdings, and (ii) the transfer of the assets and all of the liabilities acquired from DHB by Holdings to UPB. Rev. Rul. 70-224, 1970-1 C.B. 79, Rev. Rul. 64-73, 1964-1 (Part 1) C.B. 142; Rev. Rul. 58-93, 1958-1 C.B. 188.

         2. The acquisition by UPC of substantially all the assets and liabilities of DHB solely in exchange for UPC Common Stock will constitute a reorganization within the meaning of Section 368(a)(1)(C) of the Code. Pursuant to Section 368(a)(2)(C), the Merger will not be disqualified by reason of the transfer of the DHB assets and liabilities from UPC to Holdings, or the transfer of the DHB assets and liabilities from Holdings to UPB, such transfers to be accomplished by the merger of DHB with and into UPB. Code Section 368(a)(2)(C) and Rev. Rul. 64-73, 1964-1 (Part 1) C.B. 142.

         3. UPC and DHB will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

         4. No gain or loss will be recognized by DHB as a result of the Merger.

         5. No gain or loss will be recognized by UPC, Holdings or UPB as a result of the Merger.

         6. No gain or loss will be recognized by the shareholders of DHB as a result of the exchange of DHB Common Stock for UPC Common Stock pursuant to the Merger, except that a gain or loss will be recognized on the receipt of any cash in lieu of a fractional share. Assuming that the DHB Common Stock is a capital asset in the hands of the respective DHB shareholders, any gain or loss recognized as a result of the receipt of cash in lieu of a fractional share will be a capital gain or loss equal to the difference between the cash received and that portion of the holder's tax basis in the DHB Common Stock allocable to the fractional share.


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         7. The tax basis of UPC Common Stock to be received by the shareholders of DHB will be the same as the tax basis of the DHB Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received).

         8. The holding period of the UPC Common Stock to be received by shareholders of DHB will include the holding period of the DHB Common Stock surrendered in exchange therefor, provided the DHB shares were held as a capital asset by the shareholders of DHB on the date of the exchange.

         9. A shareholder of DHB who perfects his dissenter's rights and who receives payment of the fair market value of his shares of DHB Common Stock will be treated as having received such payment in redemption of such stock. Such redemption will be subject to the conditions and limitations of Section 302 of the Code.

         This opinion is based on the Code, the Treasury Regulations promulgated thereunder, judicial decisions and administrative pronouncements of the IRS, all existing and in effect on the date of this opinion and all of which are subject to change at any time, possibly retroactively. Any such change could materially alter the conclusions reached in this opinion. We undertake no obligation to you or any other person to give notice of any such change. As noted above, this opinion is limited strictly to the matters expressly stated herein and no other opinion may be implied or inferred beyond such matters.

         This opinion is provided to you solely for purposes of complying with the requirements of Item 21(a) of Form S-4 under the Act and Section 8.1(h) of the Merger Agreement. We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the disclosure and summarization of the opinion in the Registration Statement, including in the proxy statement/prospectus included therein, and to the reference to this Firm in the Registration Statement under the caption "Legal Matters." In giving this consent we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.


                                                     Very truly yours,



                                                     WYATT, TARRANT & COMBS

                                                     /S/WYATT TARRANT & COMBS
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